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MARTHA STEWART LIVING OMNIMEDIA, INC.

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A Letter
From Martha Stewart
Dear Fellow Stockholders:
At Martha Stewart Living Omnimedia, we take great pleasure in helping consumers celebrate all kinds of occasions. In our magazines, on our TV and radio shows and on our websites, we celebrate everything from holiday gatherings to weddings, from special events to the perfectly ordinary family dinner. We celebrate our favorite finds, our secret sources, and our latest innovations. We celebrate the art of everyday living.
This year we have even more to celebrate than usual. In December, we will mark an important milestone in our company’s history: the 20th anniversary of our flagship magazine, Martha Stewart Living. I can hardly believe how quickly the time has gone; my memories of those early years are so vivid. There was just a small group of us back then, working together in a tiny office in the Time & Life Building. From homemade wrapping paper to holiday desserts, everything featured in our premiere issue was hands-on and personal. Even today, with a great many more hands, it still is. Creativity and the personal touch make everything more meaningful.
Our mission is to make everyday living special and special occasions even more beautiful. The purest expression of that objective can be found in the pages of Martha Stewart Living. But it also drives and shapes everything we do and offer across our media and merchandising businesses.
The last year was an enormously productive one for our Merchandising business. We continued to build on our existing product programs, such as the Martha Stewart Collection at Macy’s and Martha Stewart Crafts, sold at Michaels and independent retailers. In addition, we forged several new merchandising partnerships, the fruits of which include our Martha Stewart Clean line of natural cleaning products, our Martha Stewart Weddings program at Sandals and Beaches resorts, and our forthcoming Martha Stewart Pets products at PetSmart.
As a life-long do-it-yourself enthusiast, I’m most excited about our new relationship with The Home Depot and the beautiful, innovative design solutions we are offering in a variety of categories at The Home Depot stores in the United States and Canada. With The Home Depot, we are able to take our mission of turning dreamers into doers a step further by providing consumers with the tools they need to accomplish their projects, whether it’s a beautifully furnished patio, a well-organized closet, or freshly painted rooms in the most gorgeous hues.
I am also excited to be expanding our broadcast offerings to our new television home, Hallmark Channel. Beginning in Fall 2010, the cable network will air The Martha Stewart Show, which enters its sixth season in September, as well as original series and prime-time specials that we’re developing. Select programming from our rich library of home and lifestyle programming is already airing on Hallmark Channel every weekday, and I’m looking forward to introducing new and original shows. It has long been my intention to bring our unique evergreen content to television in an expansive way. At Hallmark Channel, we have found the perfect home for the programming that consumers look to us for—programming that informs, entertains, and inspires. We are also pleased that viewers will be able to find The Martha Stewart Show at consistent times—at 10 a.m., with encore performances at 4 and 5 p.m.—everywhere it airs.

As evidenced by our new relationship with Hallmark Channel, we continue to focus on enhancing our media platforms. This is especially important with our Internet business, which has been a vibrant part of our company from the beginning. As a means of communication and commerce, the Internet continues to grow and evolve, and our digital platform is growing and evolving with it. To remain current and relevant, innovation is essential. That is why we are always looking at new ways to augment our four websites and to offer new tools and fresh content. That is why I am active on Twitter (I hope you’re among my followers!) and why I blog nearly every day. And that is why we recently introduced Martha’s Everyday Food, our first app for the iPhone and iPod Touch. It provides access to thousands of Everyday Food recipes and grocery shopping lists. Almost immediately after it launched, it became the No. 1 paid app in the lifestyle category on the App Store—and, as of this writing, continues to be among the most popular paid lifestyle apps.
We have learned that, to reach consumers, we must continually attract and keep their eyes and ears, and be available wherever they are—which is everywhere these days. As important, you must be where they are going—hence my current fascination with devices like the Apple iPad, the Sony Dash and the Hewlett-Packard Slate. My focus is not on how to apply this innovative new technology to magazines, but on what we can do to create the next generation of digital experiences. These technologies offer a fresh canvas on which to paint, and we are actively exploring them. In fact, later this year we plan to introduce a special issue of Martha Stewart Living that will take full advantage of the sight, sound, and motion of digital magazines. We can’t wait to share this interactive experience with you!
As we continue to innovate in the digital space, we remain committed to our magazines and books. Every book we published in 2009 was a best seller. We’re off to a great start in 2010 with Everyday Food: Fresh Flavor Fast and Martha Stewart’s Encyclopedia of Sewing and Fabric Crafts, both of which appeared on The New York Times best-seller list shortly after publication. The crafts encyclopedia is our 71st Martha Stewart title and, if we include Chef Emeril Lagasse’s excellent books, our ninth consecutive best seller.
The great inventor Thomas Edison said, “There’s a way to do it better—find it.” At Martha Stewart Living Omnimedia, these are words to live by—and to work by. We are always seeking the best way to do something. Our approach is highly collaborative, distinguished by the lively exchange of ideas from all corners of our business. Our Merchandising group benefits from insights from our editorial decorating team, whose approach is, in turn, enriched by exposure to our crafters, whose creative vision might spark the imagination of our events or our digital groups. My plan to have our New York team under one roof, in the landmarked Starrett-Lehigh Building, was finally realized at the end of 2009. We are already experiencing the benefits—and not only because the consolidation of space is economical. Our operation is much more efficient and effective, and our creative home is infused with fresh energy.
Some of that fresh energy can be attributed to a few new and extremely talented members of the extended MSLO family. I’m pleased to announce the appointment of our new Editor in Chief of Living, Vanessa Holden. I am also delighted to welcome Chief Financial Officer Kelli Turner, General Counsel Peter Hurwitz, Executive Vice President for Media Sales and Marketing Janet Balis, and Whole Living Editor in Chief Alex Postman. They join a strong team whose hard work and creativity is an endless source of pride and inspiration to me. I am honored to work with them. And I am honored to count you among our valued stockholders. Thank you for your commitment to our company and to the creative values we embrace and, yes, celebrate each and every day.
Sincerely,
Martha Stewart
Founder

A Letter
From Charles Koppelman
Dear Fellow Stockholders,
While financial results for 2009 reflected the economic headwinds faced by many consumer and media businesses, we ended the year on an encouraging note with growth in operating income in each of our segments in the fourth quarter. These gains reflect the steps we’ve taken to diversify and broaden our offerings. They also support early indications of economic improvement and underscore the strength of our brands.
On the media front, we weathered a challenging environment and emerged with our magazines in good shape, with a thriving digital presence and with a growing Broadcasting business that’s poised for exciting new opportunities. We continued to execute on our Merchandising strategy of diversification and expansion, building on the success of our established relationships and forging several significant new partnerships. We are very proud to be working with best-in-class partners to bring our high-quality products to consumers in stores where they expect to find us.
Our 2009 results and our strategic goals for 2010 are reflected in developments across all of our key businesses:
Merchandising: We completed the process of transitioning our Merchandising business for diversified, long-term sustainable growth. In 2010, we will have about 30 partnerships in place, with a retail presence in more than 5,000 doors across the United States and Canada.
Our partnership with Macy’s and our Martha Stewart Crafts line at Michaels and other retailers performed well and our products continued to resonate with consumers. We announced an exciting new relationship with The Home Depot to offer an exclusive Martha Stewart Living brand of home-improvement products in select categories, including Outdoor Living, Home Organization, Home Décor, Paint and more. We also introduced Martha Stewart Clean, a line of natural cleaning products with Hain Celestial Group, and a Martha Stewart Weddings program at Sandals and Beaches resorts across the Caribbean. In addition, we are creating a new line of pet-related products, Martha Stewart Pets, which launches at PetSmart stores in late spring 2010. The weddings and pets initiatives reflect our ongoing strategic effort to expand our franchises by leveraging our strong brand equity into large, fragmented categories, including weddings, pets, holidays, food and entertaining, crafts, and whole living.
Publishing: It was a challenging year for the publishing industry, but our magazines saw some recovery in the fourth quarter with growth in ad revenue for the first time since the second quarter of 2008. Our loyal readers continue to look to us for high-quality content. It’s worth noting that overall, Martha Stewart titles reported gains in total circulation in the second half of 2009 due to stated rate-base increases. Our books business continued to flourish with five best-selling books in 2009, including Martha Stewart’s Encyclopedia of Crafts, Martha Stewart’s Cupcakes, Martha Stewart’s Dinner at Home, Emeril at the Grill and Emeril 20-40-60: Fresh Food Fast.

Internet: Our Internet business had a terrific year with total ad revenue up 19% over 2008 and record traffic across our digital properties. We continued to enhance our platform with new content centers, photo galleries, and blogs. In addition, we introduced an e-commerce channel on marthastewart.com, showcasing and promoting products while also providing access to a range of Martha Stewart-branded products in a single, virtual location. In early 2010, we also launched into the mobile space with our first-ever app on the App Store, Martha’s Everyday Food, which offers iPhone and iPod Touch users access to thousands of family-friendly Everyday Food magazine recipes that can be shared, saved, and organized into mobile shopping lists.
Broadcasting: Broadcasting performed well in 2009 but the real headline is a strategic development for 2010. In January, we announced that MSLO has entered into a multi-year, strategic relationship to provide original lifestyle programming on Hallmark Channel, which reaches nearly 90 million households nationwide. Beginning in September 2010, The Martha Stewart Show, Martha’s Emmy-winning daytime television show, will air every weekday morning on Hallmark Channel. It will be followed by an additional 90 minutes of new programming, showcasing MSLO’s experts and personalities. In addition, Hallmark Channel will air two encore performances of The Martha Stewart Show every weekday afternoon as well as numerous holiday and interview specials for prime time on the network. With the network’s recent acquisition of an exclusive license for domestic television rights to MSLO’s archive of lifestyle content, Hallmark Channel is already offering a block of our home and lifestyle programming.
This partnership brings together two powerful and trusted brands in the lifestyle arena. It has strategic value for MSLO for a number of reasons:
•	We get a triple run for Martha’s daytime show, increasing our reach for our advertising and merchandising partners

•	We have the opportunity to build other brands and experts in a block of time that we’ll be programming

•	It’s an opportunity for us to showcase our merchandising product lines

•	It’s a big win for consumers, who will now be able to find Martha on a single channel at consistent time periods across the country
We’re also very excited about The Emeril Lagasse Show, Emeril’s new weekly entertainment show on ION Television, which is one of the fastest-growing U.S. television networks, reaching more than 96 million households. The show will have a desirable primetime slot at 8 p.m. on Sundays, beginning this spring.
These new developments signal a strategic shift for us. We have long referred to Broadcasting as the megaphone for our brand—and it continues to be a promotional vehicle for us. But by monetizing our rich library of content and strategically developing new programming, we believe it can also be an engine for profits.

As we look to 2010 and beyond, we see an abundance of opportunities that allow us to capitalize on our strong brands and our attractive business model.
Our strategic agenda is to:
•	strengthen and expand our media business by building new brands, exploring new distribution opportunities for our assets, and further capitalizing on our ability to offer cross-platform programs to advertisers

•	grow our merchandising business by leveraging our brand equity to expand established businesses, and by diversifying into new categories and distribution channels

•	expand internationally
We begin a new decade—and a new era—with a portfolio of strong brands, and solid media platforms—including an exciting new Broadcasting relationship—as well as a more diverse group of best-in-class partners and product offerings that we expect will allow our business to resume its growth. We have taken significant actions to streamline our cost structure, which is geared to support improved profitability. In addition, we have maintained a healthy balance sheet that should give us financial and strategic flexibility to execute on our growth strategy. This is the foundation of our business. As we embrace opportunities to build on it, we would like to acknowledge the contributions of our valued directors, whose insight and experience broaden our knowledge base, and the dedication of our talented employees. We would also like to thank you, our stockholders, for your investment in MSLO and your loyalty to the company.
Sincerely,
Charles Koppelman
Executive Chairman and Principal Executive Officer

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on June 3, 2010.

MARTHA STEWART LIVING
OMNIMEDIA, INC.
MARTHA STEWART LIVING OMNIMEDIA, INC.
601 WEST 26TH STREET, 9TH FLOOR
NEW YORK, NY 10001

Meeting Information

Meeting Type:	Annual Meeting
For holders as of:	April 8, 2010
Date: June 3, 2010  Time: 4:00 p.m. EDT

Location:	The Starrett-Lehigh Building
601 West 26th Street, 9th Floor
New York, NY 10001
(Between 11th Ave. and the West Side Hwy.)
For Directions, Please Call: (212) 827-8455
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Voting Items

The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors

Nominees:

	01) Charlotte Beers	05) Charles A. Koppelman
	02) Frederic Fekkai	06) William A. Roskin
	03) Michael Goldstein	07) Todd Slotkin
04) Arlen Kantarian
NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.